Exhibit 99
For Immediate Release                   Contact: Rick DeLisi
December 11, 2002         Director, Corporate Communications
                                              (703) 650-6550

              Atlantic Coast Airlines Update on
 Payments From United Airlines, Inc. and Aircraft Deliveries

Dulles, VA, (December 11, 2002) - Atlantic Coast Airlines, the Dulles, VA-based United Express regional carrier (ACA) (NASDAQ/NM: ACAI) today announced the following details of its situation relative to this week's bankruptcy filing by United Airlines, Inc. (United):

- On December 10, 2002, ACA received payment from United covering amounts due from United for service following the December 9 bankruptcy filing by United. This payment represents United's next regular payment for post-petition operations under the United Express agreement between the parties.

- As of the date of United's bankruptcy filing, United owed ACA approximately $10 million for unpaid pre-petition obligations relating to United Express services prior to the filing. United has announced it received approval from the U.S. Bankruptcy Court authorizing, but not requiring, United to honor pre-petition obligations relating to its express carrier agreements, which ACA believes gives United the right, but not the obligation, to pay ACA for these pre petition amounts. ACA further believes that, if these pre petition amounts are not ultimately paid by United, ACA will have the right to offset amounts ACA owes United for pre petition services totaling approximately $4 million. Therefore, Atlantic Coast Airlines estimates its net exposure to United is approximately $6 million. ACA will assess whether it will take a reserve against these amounts at a later time, following the receipt of additional information from United.

- On December 10, ACA accepted delivery of a new 50 passenger CRJ aircraft and closed on permanent financing for this aircraft. The delivery date had been previously scheduled based on the date of availability from Bombardier.

- ACA's immediate CRJ delivery schedule calls for one additional aircraft to be delivered in December, three in January and two in February. Financing commitments were in place for these aircraft prior to United's bankruptcy filing, and financing parties have informally indicated that they would presently be prepared to go forward subject to their continuing assessment of the United situation. ACA presently anticipates that these aircraft will be delivered according to this schedule, but will continue to evaluate the situation based on any further developments with United and on the availability of financing. The delivery of future scheduled aircraft will also continue to be assessed on an ongoing basis and remains subject to ACA's ability to obtain financing and the status of its United Express agreement.

- ACA's United Express operations have continued throughout this week on an uninterrupted regular schedule. ACA joins with its partners at United in affirming our dedication to doing what's best for its United Express customers, and remains focused on delivering the highest levels of performance and service to our passengers throughout the ACA/United Express system.
Statements in this press release and by company executives regarding its relationship with United Airlines, Inc. and regarding projections and expectations of future aircraft deliveries, availability of financing, future payments by United, operations, earnings, revenues and costs represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors include, among others: United's decision to elect either to affirm all of the terms of the Company's United Express Agreement, or to reject the agreement in its entirety, the timing of such decision, any efforts by United to negotiate changes prior to making a decision on whether to affirm or reject the contract, United's ability and willingness to make future payments to the Company under the United Express Agreement, the Company's ability to collect pre-petition obligations from United or to offset pre petition obligations due to United, and willingness of finance parties to continue to finance aircraft in light of the United situation and of market conditions generally. These and other factors are more fully disclosed under the company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31, 2001 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. These statements are made as of December 11, 2002 and ACA undertakes no obligation to update any such forward-looking information, whether as a result of new information, future events, changed expectations or otherwise.

ACA operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. The company has a fleet of 136 aircraft-including 106 regional jets-and offers over 850 daily departures, serving 84 destinations.

Atlantic Coast Airlines employs over 5,000 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.